Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
May 21, 2019 Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Mr. James R. Bosley, Jr. President (410) 374-1510, Ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.44 PER SHARE

HAMPSTEAD, MARYLAND (May 21, 2019) – On May 20, 2019, the Board of Directors of Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, declared a cash dividend of $.44 per share of common stock, which will be paid on June 28, 2019 to shareholders of record on June 7, 2019. The $.44 per share dividend is a $.01 increase over the $.43 per share dividend paid in December 2018. The semi-annual dividend has increased nineteen consecutive times, starting with the June 2010 dividend.

Please visit the investor relations section of the Bank’s website, www.fmb1919.com. It includes press releases, financial information, stock information, peer analysis, and information about Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through NASDAQ’s Over-The-Counter Bulletin Board under the symbol “FMFG.OB.